UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

February 28, 2017
Date of Report (Date of earliest event reported)

CIBER, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-13103	38-2046833
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation)

6312 South Fiddler’s Green Circle, Suite 600E
Greenwood Village, Colorado, 80111
(Address of principal executive offices) (Zip code)

(303) 220-0100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The disclosure provided in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

In connection with the closing of the Ciber Spain Sale (as defined below), on February 28, 2017, Ciber, Inc. (“Ciber”), for itself and on behalf the other borrowers party thereto, and Ciber AG entered into Consent (the “Consent”) to the Credit Agreement with Wells Fargo Bank, N.A. (”Wells Fargo”), dated May 7, 2012 (the “ABL Facility”). The Consent provides for a consent to and a release of the assets sold in the Ciber Spain Sale. The foregoing description of the Consent is qualified in its entirety by reference to the Consent to be filed as an exhibit to the Company’s next Annual Report on Form 10‑K.

Item 2.01.   Completion of Acquisition or Disposition of Assets.

On February 28, 2016, Consultant in Business Engineering Research, S.L.U. (“Ciber Spain”), a subsidiary of Ciber and Experis ManpowerGroup, S.L.U. (“Experis”), a subsidiary of the ManpowerGroup (“Manpower”) completed the sale of certain of the assets and liabilities of Ciber Spain, which operates Ciber’s business in Spain (the “Ciber Spain Sale”). Subject to the terms of the Ciber Spain Sale, Experis agreed to pay a $7.0 million (USD) cash purchase price, upon which up to an additional $1.0 million (USD) earnout adjustment may be earned, as determined quarterly over 24 months after closing with respect to the performance of a certain Ciber Spain contract. The purchase price is subject to two additional escrow amounts of (a) $2.0 million (USD) tax escrow, to be settled 90 days after closing (the “Tax Escrow”) and (b) $700,000 (USD) of the purchase price for general claims, to be released in equal parts at 12 and 18 months after closing. In connection with the Ciber Spain Sale, Experis Ciber B.V. (“Experis Netherlands”), a subsidiary of Manpower, advanced Ciber Nederland B.V. (“Ciber Nederland”) $2.0 million (USD) (the “Escrow Loan”) of the $2.5 million (USD) escrow amount to be otherwise be released in June 2017 (the “First Tranche Netherlands Escrow”) relating to Ciber’s previously reported sale of its Netherlands operations to Manpower in June 2016. The Escrow Loan shall be satisfied by an early release of $2.0 million (USD) of the First Tranche Netherlands Escrow to Experis Netherlands, which amount would otherwise be payable to Ciber Nederland, after the expiration of the completion of the 31 day escrow release notification period applicable to the First Tranche Netherlands Escrow. Ciber anticipates using the proceeds from the Ciber Spain Sale and the Escrow Loan for working capital and use 50% of the net proceeds to reduce its borrowings under its ABL Facility. The Ciber Spain Sale provides for representations and warranties and covenants, as well as indemnification provisions customary for transactions of this nature. Ciber Spain will continue to be involved in the full transition of the business to Experis after the closing of the transaction.

Item 8.01 Other Events.

On January 24, 2017, Ciber Germany and Sami Neuvonen (the “Buyer”), the managing director and a related party to Ciber Oy (“Ciber Finland”), completed the sale all of the outstanding shares of Ciber Finland, which operates Ciber’s business in Finland (the “Ciber Finland Sale”). In the Ciber Finland Sale, the Buyer agreed to pay approximately $250,000 (USD) cash purchase price, paid in part at closing and in part over a three year performance period, pending the achievement of certain performance targets. Ciber anticipates using the proceeds from the Ciber Finland Sale for working capital and to reduce its borrowings under its ABL Facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ciber, Inc.

Date: February 28, 2017	By:	/s/ Christian Mezger
Christian Mezger
Chief Financial Officer